FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 22, 2007

NORTH POINTE HOLDINGS CORPORATION SIGNS AGREEMENT FOR SALE OF HOME POINTE INSURANCE COMPANY

Sale eliminates Florida homeowners and dwelling fire policy exposure

SOUTHFIELD, MI – October 22, 2007 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced it has signed an agreement for the sale of its Home Pointe Insurance Company subsidiary, which comprises North Pointe’s Florida homeowners and dwelling fire operations, to American Capital Assurance Corp., a subsidiary of Safe Harbour Holdings, LLC, a Florida domiciled insurance holding company. The purchase price for the acquisition is equal to Home Pointe’s current GAAP book value, which is approximately $15.3 million.

In December 2004, North Pointe, through one of its subsidiaries, began offering new homeowners and dwelling fire insurance to former policyholders of an unaffiliated insurer that was in liquidation in Florida. In June 2006, North Pointe decided to reduce Florida commercial and residential property exposure caused by restrictions in the reinsurance market and regulatory constraints in Florida. The result was a significant reduction in probable maximum loss, wind exposure, as well as commercial and residential policies. As part of this planned exposure reduction, the Florida homeowners book of business has been under strategic review.

James Petcoff, North Pointe’s Chairman and Chief Executive Officer, commented, “As our growth strategy has evolved, we have sharpened our focus on specialty niche commercial coverages that enable us to leverage our capabilities and operating platform. We determined the Florida homeowner’s operations would be a better strategic fit under a new owner.”

Safe Harbour was recently capitalized by a consortium of Arx Holding Corp., Flexpoint Partners, LLC, and New Capital Partners in order to pursue opportunities in the Florida property and casualty market. Arx Holding Corp., through three subsidiary property and casualty insurance companies, has focused primarily on the homeowners market in Florida and Texas, while Flexpoint Partners and New Capital Partners are private equity funds that specialize in financial services investments.

John Auer, Chief Executive Officer of Arx Holding Corp. and Safe Harbour, said, “The acquisition of Home Pointe will provide a solid foundation for expansion into homeowners and dwelling coverages. To date, Safe Harbour has primarily focused on commercial habitational risks.”

The transaction is expected to close following the receipt of regulatory approval.

About North Pointe Holdings Corporation

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products.  With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

About Safe Harbour Holdings, LLC

Safe Harbour Holdings, LLC is an insurance holding company that, through its subsidiary American Capital Assurance Corp., writes property and casualty insurance in Florida with a focus on residential property coverages.

Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that

To learn more about North Pointe Holdings Corporation, please visit www.npte.com